	BofA Funds Series Trust				Exhibit 77O
	Summary of Rule 10f-3 Transactions
	28-Feb-15
Fund/Security Description	Security Type1	Purchase Date	Selling Broker2	Principal Amount Purchased3	Purchase Price	Amount Paid By Fund
BofA Connecticut Municipal Reserves Fund
Connecticut Housing Finance Authority Housing Mortgage Finance Program Bonds 11/15/20154	4	10/16/2014	Morgan Stanley & Co., Inc.	690,000	100.000	$690,000
Connecticut Housing Finance Authority Housing Mortgage Finance Program Bonds 5/15/20154	4	10/16/2014	Morgan Stanley & Co., Inc.	650,000	100.000	$650,000

BofA Connecticut Municipal Reserves Fund
Connecticut Housing Finance Authority Housing Mortgage Finance Program Bonds 5/15/2015	4	10/16/2014	Morgan Stanley & Co., Inc.	650,000	100.000	$650,000

1 Security Type:	(1) part of an issue registered under the Securities Act of 1933 that is being offered to the public;
	(2) securities sold in an Eligible Foreign Offering;
	(3) securities sold in an Eligible Rule 144A offering;
	(4) eligible Municipal Securities;
	(5) part of an issue of government securities, as defined in Section 2(a)(16) of the Investment Company Act of 1940.

2 The Selling Broker is not affiliated with the Affiliated Underwriter.

3 The amount of any class of the issue to be purchased by the Fund, aggregated with purchases of the same issue by all investment companies (registered or unregistered) advised by the Advisor, and with other accounts over which the Advisor has investment discretion and has exercised such investment discretion with respect to the purchase, does not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule

144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

4 Both the Connecticut Housing Finance Authority Housing Mortgage Finance Program Bonds 11/15/2015 and the Connecticut Housing Finance Authority Housing Mortgage Finance Program Bonds 5/15/2015 are part of the same $61,535,000 2014 Subseries D-2 Bonds issued by the Connecticut Housing Finance Authority and are aggregated as the same issue (see footnote 3).